Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP & Treasurer
410-568-1500

SINCLAIR AMENDS AND REFINANCES A PORTION OF ITS BANK CREDIT FACILITY

BALTIMORE (March 15, 2011) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) (the “Company”) announced today that its wholly-owned subsidiary, Sinclair Television Group, Inc. (“Sinclair”), has refinanced a portion of its senior secured bank credit facility (the “Bank Credit Agreement”) and amended certain of its terms.

Under the amendment, Sinclair paid down $45.0 million of its existing $270.0 million term loan B.  Pricing on the term loan B was reduced by 100 basis points to LIBOR plus 3.00% with a LIBOR floor of 1.00%, which was reduced from 1.50%.  The term loan B maturity was extended 1 year to October 29, 2016.   Sinclair also raised a new $115.0 million term loan A that matures March 15, 2016. The term loan A is priced at LIBOR plus 2.25%. A portion of the proceeds from the term loan A was used to pay down $45.0 million of the term loan B and the remaining proceeds will be used to redeem the Company’s outstanding 6% convertible bonds due September 2012.

In addition, certain terms of the Bank Credit Agreement were also amended to provide Sinclair more incremental term loan capacity and more flexibility to use its cash balances and the revolving credit facility for restricted payments and television acquisitions.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and includes FOX, ABC, CBS, NBC, MNT and CW affiliates.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results.  When used, the words “outlook,” “intends to,” believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements and information.  Such forward-looking information is subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our debts as they become due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and Form 10-K, as filed with the SEC.  There can be no assurance that the assumptions and other factors referred to will occur.  The Company undertakes no obligation to update such forward-looking information in the future except as required by law.